Exhibit 99.2

September 23, 2026

2026 Preliminary Feasibility Study for the Santa Cruz Copper Project in Arizona Confirms High-Grade, Low-Cost Project with Strong Economics

Initial Capital of $1.43 Billion and Cash Operating Costs of $1.47 Per Pound of Copper Result in an After-Tax Net Present Value8% of $3.5 Billion and a 30.0% Internal Rate of Return at Current COMEX Copper Price Approximating $6.79 per Pound

2026 Preliminary Feasibility Study Incorporates the Industry-Leading Robbins Crossover Tunnel Boring Machine for Improved Mine Access

Improved Mine Ramp-Up Increases First 15 Years’ Average Annual Copper Production to ~75 Thousand Metric Tonnes

Santa Cruz is the Most Advanced Development Project of Scale in the United States Designed to Produce Pure Copper Cathode without Smelting

Initial Development Activities have Commenced with First Copper Cathode Production Projected in 2029

Santa Cruz has Significant Copper Mineral Resources Beyond Current Mine Plan to Support Future Expansion Potential on Existing Private Land

Management will Host a Conference Call on Wednesday, September 23rd at 10am ET

PHOENIX, ARIZONA – Ivanhoe Electric Inc. (“Ivanhoe Electric”) (NYSE American: IE; TSX: IE) Executive Chairman Robert Friedland and President and Chief Executive Officer Taylor Melvin are pleased to announce the completion of the 2026 Preliminary Feasibility Study (the “2026 Study”) for the Company’s 100%-owned Santa Cruz Copper Project in Arizona. Located in the heart of Arizona, a state with a prolific copper mining history and booming technology and defense industries, the Santa Cruz Copper Project is poised to become the United States’ next major domestic producer of 99.99% pure refined copper cathode. The highly engineered 2026 Study incorporates The Robbins Company’s Crossover Tunnel Boring Machine (“TBM”), manufactured in Solon, Ohio, for mine access. The 2026 Study confirms the strong economics of a modern, high-grade underground copper mining operation and heap leach processing facility supported by advanced technologies.

The 2026 Study also reflects the continued advancement of detailed design and engineering, and updated cost estimates based on current market conditions.

Highlights of the 2026 Preliminary Feasibility Study

Low Capital Intensity, Low Cash Operating Costs and High-Grade Copper Reserves Deliver Strong Project Economics

•	Initial project capital of $1.43 billion results in capital intensity of $19,100/tonne of copper produced (first 15 years’ average production)
•	Life-of-mine C1 cash costs of $1.47 per pound and all-in sustaining costs of $2.28 per pound of copper
•	Life-of-mine average copper grade of 1.08%
•	At a base-case copper price of $4.75 per pound, after-tax NPV8% of $1.5 billion, after-tax IRR of 19% and after-tax payback of 4.8 years
•	At current COMEX spot-case copper price of $6.79 per pound, after-tax NPV8% of $3.5 billion, after-tax IRR of 30% and after-tax payback of 3 years

Robbins Tunnel Boring Machine Provides Enhanced Underground Mine Access and Material Handling

•	The TBM will excavate a single decline of approximately 4 kilometers in length and 9.3 meters in diameter through variable ground conditions to access the Santa Cruz deposit
•	The TBM process installs a continuous, sealed, steel-reinforced concrete lining and incorporates a permanent conveyor for development material and production ore handling
•	Further information available: Robbins Video on the Crossover XRE TBM and material handling system

Key Aspects of the Santa Cruz Copper Project Derisked Through Advanced Engineering Since 2025 Preliminary Feasibility

•	Improved mine access and ventilation shaft design

•	Optimized material haulage system to include conveyor systems throughout mine life
•	Optimized paste backfill plant design allows faster production ramp up
•	Optimized heap leach design reduces pad footprint
•	Completion of six-meter column tests support 92.3% life-of-mine copper recovery
•	Optimized mine plan results in faster production ramp-up and 75,000 tonnes of average annual copper cathode production over first fifteen years

Low Sulfuric Acid Consumption Limits Exposure to Volatile Leaching Input Costs

•	Naturally high chloride content and chloride-assisted leach process results in low acid consumption of approximately 9 kilograms of acid per tonne of copper ore processed
•	Sulfuric acid represents less than 5% of total cash operating costs

Advanced Permitting and Development Readiness

•	Project located on 5,975 of private land near Casa Grande, Arizona
•	All necessary city, county and state permits have been obtained to advance surface construction, complete the box cut and commence TBM decline development
•	Early site preparation and development activities have commenced
•	Box cut development expected to commence in October 2026
•	TBM decline development targeted for Summer 2027
•	First copper cathode production targeted for 2029

Significant Additional Mineral Resources at Santa Cruz, East Ridge and Texaco Deposits Provide Expansion Potential Beyond Current PFS Mine Plan

•	3.3 million tonnes of contained copper included in inferred mineral resources across the three key deposits within the Santa Cruz land package
•	Texaco Deposit remains open in several directions
•	Robbins Crossover TBM provides enhanced development options for phased expansion of the high-grade Texaco deposit

Mr. Friedland commented: “Our Santa Cruz Project is the highest grade, most advanced United States pure copper cathode project. We are building the most modern of copper mines in the heart of Arizona, with passionate, talented people and the most advanced technologies available to our industry. Arizona sits at the epicenter of economic growth in the southwest United States. Arizona, “The Copper State,” boasts immense investments in technology, including $265 billion in announced chip manufacturing projects by Taiwan Semiconductor and over $30 billion of investments by Intel. Both Taiwan Semiconductor and Intel benefit from strong support from the US Government through the CHIPS and Sciences Act of 2022…. Clean and secure 99.99% copper cathode from Santa Cruz will go directly into the US economy from our mine gate. The United States needs massive amounts of critical metals to support our rapidly growing technology industry and infrastructure at the scale of the American economy. Copper is the king of all metals.

Under the current Administration’s leadership, the United States mining industry is answering the call to restore domestic production of the critical metals required to support American industry, technology, and national security. Ivanhoe Electric’s Santa Cruz Copper Project is at the leading edge of this resurgence.”

Mr. Melvin commented: “Since we announced the decision in May 2026 to acquire the Robbins Tunnel Boring Machine, our engineers and underground specialists at Santa Cruz have worked tirelessly with our team of consultants to incorporate the Tunnel Boring Machine into our project design. The 2026 Study includes advanced engineering for mine access, mine design, surface processing design, and updated input costs based on current market conditions to provide a real-time estimate of projected capital and operating costs. We are currently transitioning into early construction. The 2026 Study confirms Santa Cruz’s status as the most advanced, highest grade copper project in the United States capable of producing pure copper metal to support American industry and our nation’s supply chain security.”

2026 Santa Cruz Copper Project Preliminary Feasibility Study Summary

Table 1. Summary Results

Description	Units	Life of Mine	First 15 Years
Production Data
Mine Life	Year	24	15
Reserve Tonnes	Million tonne	140	110
Copper Grade	%	1.08	1.11
Daily Throughput	Tonne per day	15,346	20,030
Annual Copper Production	Tonne per year	58,385	74,722
Total Copper Cathode Produced	Thousand tonne	1,401	1,121
Recovery	%	92.3%	92.3%
Capital Costs
Initial Capital	$ million	1,426	1,426
Sustaining Capital	$ million	1,546	1,463
Unit Costs
Mining Cost	$ per tonne processed	21.95	21.52
Processing Cost	$ per tonne processed	7.50	7.45
General and Administrative Cost	$ per tonne processed	2.99	3.11
Royalties	$ per tonne processed	6.90	6.93
Total Operating Cost	$ per tonne processed	39.35	39.00
Operating + Sustaining Cost	$ per tonne processed	50.41	52.50
C1 Cash Cost	$ per pound of copper	1.47	1.42
All-in-sustaining Cost	$ per pound of copper	2.28	2.27
Financial Analysis
Copper Price	$ per pound	4.75	4.75
Domestic Cathode Premium	$ per pound	0.14	0.14
Pre-tax Free Cashflow	$ million	6,761	4,971
Pre-tax Net Present Value8%	$ million	1,898	-
Pre-tax Internal Rate of Return	%	20.2%	-
After-tax Free Cashflow	$ million	5,575	4,133
After-tax Net Present Value8%	$ million	1,519	-
After-tax Internal Rate of Return	%	18.7%	-
After-tax Payback Period[1]	Year	4.8

1. After-tax payback period from the start of operations in 2029.

Table 2. Life of mine copper price sensitivity

	Pre-tax			After-tax
Copper Price ($/pound)	Life of Mine Free Cashflow ($ billon)	Net Present Value8% ($ billion)	Internal Rate of Return (%)	Life of Mine Free Cashflow ($ billion)	Net Present Value8% ($ billion)	Internal Rate of Return (%)
4.00	4.6	1.0	15%	3.9	0.8	14%
4.75 (Base)	6.8	1.9	20%	5.6	1.5	19%
5.00	7.5	2.2	22%	6.1	1.8	20%
6.00	10.4	3.4	28%	8.4	2.7	26%
6.79 (Spot)	12.6	4.3	33%	10.2	3.5	30%
7.00	13.2	4.6	34%	10.6	3.7	31%

*COMEX spot price of $6.79 per pound of copper as of September 21, 2026.

The 2026 Study reflects higher overall copper production as well as updates to initial capital and operating costs when compared to the 2025 PFS.

Table 3. Initial Capital and Operating Costs in 2025 PFS and 2026 Study

	2025 PFS	2026 PFS
Initial Capital 2025 PFS ($ million)	1,236
Updated Capital Reflects Changes due to:
Cost Escalation (approx. 8% inflation)		88
Mine Development		18
Surface Capital, Indirects and Contingency		84
Initial Capital 2026 PFS ($ million)		1,426

C1 Cash Cost ($ per pound of copper)	$1.32	$1.47
All-in-sustaining Cost ($ per pound of copper)	$2.02	$2.28

Updates to Initial Capital in the 2026 Study reflect:

•	Cost escalation driven by inflation of construction materials and labor
•	Initial capital for Mine Development updated to include advanced engineering and design of ventilation shafts and TBM access
•	Surface Capital, Indirect Costs and Contingency includes changes to the construction scope of the solvent extraction and electrowinning facility and associated indirect cost estimates

Updates to C1 Cash Operating and All-in-Sustaining Costs reflect:

•	Cost escalation resulting from inflation of consumables, power and labor inputs
•	Increase in quantity of binder in paste backfill based on advanced engineering and testwork

•	All-in-Sustaining Cost includes higher sustaining capital in mine development to access additional reserve tonnes in the 2026 study

Figure 1. Cash cost curve of copper mines in the Americas, highlighting United States operating mines in blue

Study Supports Ongoing Project Financing Activities

The 2026 Preliminary Feasibility Study builds on the 2025 Preliminary Feasibility Study and provides the necessary engineering studies to support the Company’s current project financing activities. Ivanhoe Electric is in advanced discussions on multiple project financing alternatives, including an application with the Export-Import Bank of the United States (“US EXIM”) under the Make More in America initiative. On August 24, Ivanhoe Electric announced receipt of a Preliminary Project Letter (“PPL”) from US EXIM for potential debt funding of up to $1.1 billion (link: refer to Ivanhoe Electric’s August 24, 2026 news release). The PPL is an important milestone in the US EXIM loan application process, marking the completion of US EXIM’s Phase 1 due diligence and transition to Phase 2 due diligence and final commitment phase.

The 2026 Study Incorporates the Purpose-Built Robbins Crossover XRE Tunnel Boring Machine

Ivanhoe Electric announced its intention to acquire the TBM and material handling system from The Robbins Company of Solon, Ohio, in May 2026. The TBM is designed to operate through the hard-rock, wet and mixed-face ground conditions expected during decline development at Santa Cruz. Its earth-pressure-balance capability controls face stability and helps mitigate groundwater inflow, while the bi-directional cutterhead and high-torque, high-speed drive are designed to manage changing geological conditions in a single drive.

During excavation, the TBM system will install a continuous, fully supported and sealed segmental steel-reinforced concrete lining. The completed flat-bottomed decline will form permanent life-of-mine infrastructure and will contain an integrated conveyor system used first for excavated development material and later enhanced for ore handling during production.

Photo 1. Photo of a Robbins Crossover XRE TBM

Figure 2. TBM mine access and Santa Cruz Project Mineral Reserves

Permitting and Development Timeline

Figure 3. Santa Cruz Copper Project Timeline

The Santa Cruz Copper Project is Located on 100%-owned Private Land in the Heart of America’s Copper State

The Santa Cruz Copper Project is located approximately 40 miles south of Phoenix, Arizona, in the city of Casa Grande on nearly 6,000 acres of private land, including surface, mineral, and associated water rights (Figure 4). The Project has excellent access to existing infrastructure including nearby rail, state and US interstate highways, power, and a natural gas pipeline. Arizona boasts a rapidly growing industrial economy. Several leading technology, aerospace and defense companies have a significant presence in the state.

Figure 4. Santa Cruz Copper Project location

The planned site layout provides for a compact surface footprint of less than 1,600 acres, representing approximately 30% of the nearly 6,000 acres of private land 100% owned by Ivanhoe Electric at the Santa Cruz Copper Project.

The site layout provides space for future expansion opportunities.

Figure 5. Updated planned site layout

High Grade Oxide and Chalcocite Mineral Reserves Support a 24-Year Mine Life

The Study includes a Mineral Reserve Estimate for the Santa Cruz Copper Project, including Probable Reserves for the Santa Cruz and East Ridge Deposits.

Only high-grade copper mineralization from the Oxide and Chalcocite domains of the Santa Cruz and East Ridge Deposits are included in the current Mineral Reserves.

Table 4. Santa Cruz Copper Project Mineral Reserves summary

Deposit	Classification	Tonnes (thousand tonnes)	Total Copper (%)	Contained Copper (thousand tonnes)
Santa Cruz	Probable	136,022	1.09	1,477
East Ridge	Probable	4,107	1.03	42
Total	Probable	140,129	1.08	1,519

Notes on Mineral Reserves: 1. The Mineral Reserves in this estimate are current to September 23, 2026, and were independently prepared, including estimation and classification, by BBA Consultants USA LP. They are reported in accordance with the definitions for Mineral Reserves in S-K 1300. 2. The point of reference for the estimate is the point of delivery to the process facilities. 3. The Mineral Reserves for the Santa Cruz and East Ridge deposits were completed using Deswik mining software. Mineral Reserves are defined within stope designs that are prescribed by rock mechanics, considering the specific characteristics of deposits, mineral domains, mining methods, and the mining sequence. Transverse longhole stoping is the optimal mining method with uppers and cut & fill methods used where appropriate. Mining will occur in blocks, extracting ore from the bottom upwards, with paste backfill providing ground support to sustain a production rate of 20,000 tonnes per day for the first 15 years of operation. 4. Mineral Reserves are estimated at an NSR cutoff value of US$43.95/t for longhole stoping and US$60.00/t for longitudinal retreat stopes and drift-and-fill. The NSR values reflect the discrete metallurgical responses for each Mineral Reserve block using metallurgical recoveries for heap leach of 96% for acid-soluble copper, 83% for cyanide-soluble copper, 22% for residual copper. Underground mineable shapes optimization parameters include a long-term copper price of US$4.00/lb. 5. Mineral Reserves account for mining loss and dilution. 6. Mineral Reserves are a subset of the Indicated Mineral Resource and do not include the inferred Mineral Resource. 7. Rounding, as required by the guidelines, may result in apparent summation differences between tonnes, grade, and contained metal content.

Additional Indicated Mineral Resources, Exclusive of Mineral Reserves, Provide Potential Opportunities for Future Expansion across the Santa Cruz, East Ridge and Texaco Deposits

Indicated Resources at Santa Cruz and East Ridge, exclusive of Mineral Reserves, total 1.44 million tonnes of contained copper, including 0.5 million tonnes of contained copper grading 0.73% total copper in the Primary domain. The Primary domain comprises primary copper sulfide mineralization not amenable to the heap leach flowsheet. Additional testwork and studies on the Primary domain may provide longer-term expansion potential, requiring the development of additional processing infrastructure.

The Santa Cruz Copper Project includes Inferred Resources, which are not included in the Study or the associated mine plan, which comprise an additional 3.33 million tonnes of contained copper across the Santa Cruz, East Ridge, and Texaco Deposits.

Figure 6. Mineral Reserves and Resources, all deposits

Table 5. Mineral Resource Estimate, Exclusive of Mineral Reserves Summary

Deposit	Classification	Tonnes (thousand tonnes)	Total Copper (%)	Gold (grams per tonne)	Silver (grams per tonne)	Contained Gold (thousand troy ounces)	Contained Silver (thousand troy ounces)	Contained Copper (thousand tonnes)
Santa Cruz	Indicated	177,547	0.79	0.025	1.45	140	8,279	1,403
	Inferred	31,998	0.73	0.021	1.78	21	1,832	232
East Ridge	Indicated	4,412	0.94	0.015	0.71	2	101	41
	Inferred	48,676	0.89	0.006	0.40	9	623	436
Texaco	Inferred	341,345	0.78	0.028	0.81	302	8,850	2,664
All Deposits	Indicated	182,959	0.79	0.024	1.43	143	8,380	1,444
All Deposits	Inferred	422,020	0.79	0.025	0.83	333	11,304	3,332

Notes on Mineral Resources: 1. The Mineral Resources in this estimate were independently prepared, including estimation and classification, by BBA Consultants USA LP, and are reported in accordance with the definition for Mineral Resources in S-K 1300. 2. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. 3. Mineral Resources are reported in situ, exclusive of Mineral Reserves. 4. The Mineral Resources for Santa Cruz, East Ridge, and Texaco deposit were completed using Datamine Studio RM software. 5. The Mineral Resources are current at September 23, 2026. 6. Mineral Resources constrained assuming underground mining methods for the Santa Cruz deposit are reported at an NSR cutoff of US$32.00 for heap leach and US$34.00 for concentrator; Texaco deposit is reported at an NSR cutoff of US$32.00 for heap leach and US$34.00 for concentrator; and East Ridge deposit is reported at an NSR cutoff of US$40.00 for longhole stoping and US$50.00 for drift-and-fill. The cutoff reflects the total operating costs to define reasonable prospects for economic extraction by conventional underground mining methods. Material from within mineable shape-optimized wireframes has been included in the Mineral Resource. Underground mineable shapes optimization parameters include a long-term copper price of US$4.00/lb, gold price of US$1,900/oz, and silver price of US$24.00/oz. Process costs of US$7.00 to US$9.00 per processed tonne; direct mining costs between US$22.00 to US$40.00 per processed tonne reflecting various mining method costs (leach, longhole or drift-and-fill), mining general and administration costs of US$2.63 per processed tonne, on-site processing costs between US$31.63 to US$49.63 per processed tonne, along with variable royalties between 5.01% to 6.96% NSR, and a mining recovery of 100%. 7. Mineral Resources are estimated using metallurgical recoveries for heap leach of 96% for acid-soluble copper, 83% for cyanide-soluble copper, 22% for residual copper, 0% for gold and 0% for silver. Recoveries for concentrator are 0% for acid-soluble copper, 90% for cyanide-soluble copper, 90% for residual copper, 59% for gold, and 69% for silver. 8. Density was applied using weighted averages by deposit subdomain. 9. Rounding, as required by reporting guidelines, may result in apparent summation differences between tonnes, grade, and contained metal content.

Ivanhoe Electric to host conference call on the Santa Cruz Copper Project Preliminary Feasibility Study

On Wednesday, September 23, 2026, Ivanhoe Electric will host a conference call to discuss the results of the 2026 Santa Cruz Copper Project Preliminary Feasibility Study.

The call will include remarks from Ivanhoe Electric's Executive Chairman Robert Friedland, President & Chief Executive Officer Taylor Melvin, Chief Financial Officer Jordan Neeser, Chief Operating Officer Michelle Lammers, and Senior Vice President of Mine Development Glen Kuntz.

DATE: Wednesday, September 23, 2026

TIME: 10:00 am Eastern / 7:00 am Pacific / 7:00 am Arizona

LINK: https://ivanhoe-electric-september-2026-webcast.open-exchange.net/

A replay of the webcast, together with supporting presentation slides, will be made available on Ivanhoe Electric’s website at www.ivanhoeelectric.com following the event.

Qualified Persons

The Study, entitled “S-K 1300 Preliminary Feasibility & Technical Report Summary, Santa Cruz Copper Project, Arizona,” is dated September 23, 2026, and was prepared in accordance with Subpart 1300 and Item 601 of Regulation S-K. The 2026 Study was prepared by the following firms: BBA Consultants USA LP (“BBA”), Worley Group Inc. (“Worley”), Burns & McDonnell Engineering Company, Inc. (“Burns & McDonnell”), Haley & Aldrich, Inc. (“H&A”), INTERA Incorporated (“INTERA”), KCB Consultants Ltd. (“KCB”), Life Cycle Geo, LLC (“LCG”), Met Engineering, LLC (“Met Engineering”), Paterson & Cooke USA, Ltd. (“P&C”), Stantec Consulting Services Inc. (“Stantec”), and Tetra Tech, Inc. (“Tetra Tech”).

The 2026 Study will be available on the SEC's EDGAR website as an exhibit to a Form 8-K filed by Ivanhoe Electric in connection with this news release. Ivanhoe Electric will prepare and file an independent technical report pursuant to Canadian National Instrument 43-101 within 45 days of this news release. This report will be available on Ivanhoe Electric’s website and on its SEDAR+ profile.

For the purposes of Canadian National Instrument 43-101, the independent Qualified Persons responsible for preparing the scientific and technical information disclosed in this news release announcing the 2026 Study are Todd McCracken and David Willock (BBA), Ulises Arvayo (Burns & McDonnell), Eric Mears (H&A), Annelia Tinklenberg (INTERA), Jim Casey (KCB), Tom Meuzelaar (LCG), James Moore (Met Engineering), Casey Schmitt and Adam House (P&C), Kim Trapani (Stantec), and Daryl Longwell (Tetra Tech), and Manochehr Oliazadeh (Worley). Each Qualified Person has reviewed and approved the information in this news release relevant to the portion of the scientific and technical information for which they are responsible.

Other disclosures of a scientific or technical nature included in this news release regarding the Santa Cruz Copper Project, have been reviewed, verified, and approved by Glen Kuntz, P.Geo., who is a Qualified Person as defined by Regulation S-K, Subpart 1300 promulgated by the U.S. Securities and Exchange Commission and by Canadian National Instrument 43-101. Mr. Kuntz is an employee of Ivanhoe Electric Inc.

The 2026 Study and 43-101 technical report include relevant information regarding the assumptions, parameters and methods of the mineral resource and mineral reserve estimates on the Santa Cruz Copper Project, as well as information regarding data verification, exploration procedures and other matters relevant to the scientific and technical disclosure contained in this news release.

About Ivanhoe Electric

We are a United States-based, technology-driven minerals exploration and development company with a focus on copper and other critical metals vital to electric transmission and generation, manufacturing, infrastructure development, technology, and national security. Our wholly owned assets are located in the United States, led by our advanced-stage Santa Cruz Copper Project on private land in Arizona. We operate exploration joint ventures and alliances in Saudi Arabia with Maaden, in Chile with Sociedad Química y Minera de Chile ("SQM"), and in the United States with BHP. We use our powerful Typhoon™ geophysical surveying system, together with advanced data analytics software provided by our subsidiary, Computational Geosciences Inc. (“CGI”), to accelerate and de-risk the mineral exploration process in the search for new deposits of critical metals that may otherwise be undetectable by traditional exploration technologies. We believe the United States is significantly underexplored and has the potential to yield major new discoveries of critical metals.

We are committed to the establishment of strong relationships with our local communities and the responsible development of our projects by incorporating best practices for health, safety and environmental standards, water management, protection of local cultural heritage and biodiversity, and minimizing our environmental footprint.

Website: www.ivanhoeelectric.com

Contact Information

Amanda Miller

Vice President, Corporate Communications

Email: amanda.miller@ivanhoeelectric.com

Phone: 1-480-292-8865

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Forward-Looking Statements

Certain statements in this news release constitute “forward-looking statements” or “forward-looking information” within the meaning of applicable U.S. and Canadian securities laws. Such statements and information involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Ivanhoe Electric, its projects, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Such statements can be identified by the use of words such as “may”, “would”, “could”, “will”, “intend”, “expect”, “believe”, “plan”, “anticipate”, “estimate”, “scheduled”, “forecast”, “predict”, “target”, “project” and other similar terminology, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. These statements reflect Ivanhoe Electric’s current expectations regarding future events, performance and results and speak only as of the date of this news release.

Such statements in this news release include, without limitation statements relating to: the projections, assumptions and estimates contained in the Preliminary Feasibility Study related to the Santa Cruz Copper Project, including but not limited to those related to capital and operating costs, metal prices, cash flow, cash costs, revenue, net present value, internal rate of return, mine design and mining techniques and processes, copper production, grade and recoveries, development, throughput, life of mine, illustrative timelines related to mine construction, permitting and copper production, potential financing, jobs during construction and operations, mine sequencing, mining technology, equipment, staffing and infrastructure, emissions, use of land, water management and estimates regarding groundwater flow, power and other resources, estimates of mineral resources and reserves, potential for expansion of mineral resources, copper grade and cash cost costs relative to other mines, use of renewable energy, use of energy storage technologies, the ability to produce pure copper cathode, the ability to secure state and local permits, the potential for resource expansion at Santa Cruz, East Ridge and Texaco deposits, and planned or potential developments in the businesses of the Company; project financing alternatives; the performance of the Robbins Tunnel Boring Machine; anticipated investments, growth and demand in Arizona and the United States; and projections of the Santa Cruz Copper Project’s anticipated performance with other existing and potential future mines.

Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to significant risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including changes in the prices of copper or other metals Ivanhoe Electric is exploring for; the need for additional capital, which may not be available on favorable terms, or at all; the results of exploration and drilling activities and/or the failure of exploration programs or studies to deliver anticipated results or results that would justify and support continued exploration, studies, development or operations; the final assessment of exploration results and information that is preliminary; the significant risk and hazards associated with any future mining operations, extensive regulation by the U.S. government as well as local governments; changes in laws, rules or regulations, or their enforcement by applicable authorities; the failure of parties to contracts with Ivanhoe Electric to perform as agreed; and the impact of political, economic and other uncertainties associated with operating in foreign countries, and the impact of pandemics and the global economy. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and risk factors described in Ivanhoe Electric’s Annual Report on Form 10-K filed and other disclosures with the U.S. Securities and Exchange Commission.

No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this news release. Ivanhoe Electric cautions you not to place undue reliance on these forward-looking statements. Subject to applicable securities laws, Ivanhoe Electric does not assume any obligation to update or revise the forward-looking statements contained herein to reflect events or circumstances occurring after the date of this news release, and Ivanhoe Electric expressly disclaims any requirement to do so.